SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following is the text of an e-mail sent to all employees of Exar on October 20, 2005.

Good Afternoon,

As most of you are already aware, Exar is currently in a proxy battle with a small shareholder. If you are an Exar shareholder you should have recently received a copy of Exar’s proxy statement for the upcoming Annual Meeting of Shareholders along with instructions on your voting options for (1) the three seats up for renewal on Exar’s Board of Directors, as well as (2) the proposal to declassify the Board. You may have received these instructions more than once from different sources, but an initial mailing was done by Exar using WHITE proxy cards.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES AS SOON AS POSSIBLE. Every shareholder vote counts and I urge you to take the time to add your voice to the final outcome of these important decisions. The voting deadline is October 27th, at the next Shareholder meeting.

If you no longer have your proxy card, you may contact your brokerage firm for instructions on how to vote by phone or on-line. You may also contact Georgeson Shareholder Communications, the firm assisting us in our solicitation of proxies, toll free at (866) 346-1016.

Thank you,

Roubik Gregorian

President and CEO

Additional Information and Where to Find It

On October 3, 2005, Exar filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its 2005 Annual Meeting of Shareholders. Shareholders of the Company are advised to read the Company s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to Shareholders of the Company on October 3, 2005. Shareholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting Georgeson Shareholder Communications, Inc.